Exhibit 99.1
Ellie Mertz Joins DoorDash Board of Directors

SAN FRANCISCO, July 14, 2022 -- DoorDash, Inc. (NYSE: DASH) announced today that Ellie Mertz, Vice President of Finance of Airbnb, Inc., has been elected to the company's board of directors. Throughout her career, Mertz has helped scale iconic consumer brands Airbnb and Netflix through significant business and industry transitions. She brings a strong track record of leading strategic finance and corporate planning at hyper-growth technology companies with global impact.

Tony Xu, Co-Founder and CEO of DoorDash, Inc., said, “Ellie is an experienced builder and skilled operator with a passion for empowering entrepreneurs and communities across the globe. She has been instrumental in scaling some of the world’s leading businesses through their most formative periods of fast growth and change. I know that DoorDash will benefit from Ellie’s expertise and vision, and am thrilled to welcome her to our board.”

“DoorDash is in the midst of an exciting phase of growth, partnering with new types of merchants with expanded offerings across more geographies,” said Mertz. “I look forward to working with Tony and the DoorDash team as the company continues to scale, help local businesses thrive, and advance its mission of growing and empowering local economies.”

Mertz is currently Vice President of Finance at Airbnb, where she is responsible for strategic finance and analytics, corporate planning, and investor relations. Prior to joining Airbnb in 2013, she served as Vice President of Finance at Netflix, where she held various finance roles from 2006 to 2013. Mertz also currently serves on the board of Faire, a privately-held online wholesale marketplace connecting local retailers with emerging and established brands. She holds a B.A. in Science, Technology & Society and an M.A. in History from Stanford University, an M.B.A. from the Stanford Graduate School of Business, and a Master’s of International Affairs from Columbia University.

About DoorDash
DoorDash (NYSE: DASH) is a technology company that connects consumers with their favorite businesses in 27 countries across the globe. Founded in 2013, DoorDash enables local businesses to address consumers’ expectations of ease and immediacy and thrive in today’s convenience economy. By building the logistics infrastructure for local commerce, DoorDash is bringing communities closer, one doorstep at a time.

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